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                                   EXHIBIT 4.2

                                                                   March 2, 2000

Walter C. Herlihy, Ph.D.
Chief Executive Officer
Repligen Corporation
117 Fourth Avenue
Needham, MA 02494

                                FINDERS AGREEMENT

Dear Sirs:

         Reference is made to our recent discussions relating to a proposed private placement under Rule 506 of Regulation D of the Securities Act of 1933, as amended (the "Act") of securities of Repligen Corp. (the "Company") as hereinafter described. Based upon our discussions and representations which you have made to us describing the Company and its principals, the present and proposed business activities of the Company and the Company's operations and financial condition, Paramount Capital, Inc. ("Paramount") hereby confirms in principle its interest in acting as a finder for the Company, on a "best efforts" basis, in connection with the private placement offering of the Company's shares of Common Stock (the "Offering"), upon the following basic terms and conditions:

         1. Paramount will introduce the Company to "accredited investors" as defined in Rule 501 of Regulation D promulgated under the Act for the purchase of up to 2,650,000 shares of common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock will be sold at a price per share price (the "Per Share Price") equal to eighty five percent (85%) of the average closing bid price of the Common Stock for the fifteen (15) trading days immediately preceding the Closing Date (as defined in paragraph 2 below) of the Offering; provided, however, that in no event will the Per Share Price be greater than $8.625. Further, subject to the Break-up Fee (as defined in paragraph 20 below) the Company shall not be required to sell the Common Stock at a Price Per Share less than $6.00. For purposes hereof, "closing bid price" shall mean, for each trading day, the price at which the Common Stock was last exchanged on the Nasdaq National Market during such trading day, or, if there were no transactions on such trading day, the average of the reported closing bid and asked prices, regular way, of the Common Stock on such trading day. "Trading day" shall mean a day on which the relevant Nasdaq National Market is open for the transaction of business.

         2. The closing date of the Offering will occur no later than sixty (60) days following the execution of this Agreement, subject to extension at the option of the Company for an additional thirty (30) days (the date of any such closing is hereinafter referred to as the


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"Closing Date"). Pending completion or termination (pursuant to paragraph 18 below) of the Offering, the Company agrees that it will not enter into any agreement, discussion or negotiations with any other person or entity relating to a possible private offering or placement of its securities.

         3. Following (a) execution of a Securities Purchase Agreement to be entered into by and among the Company and each purchaser (the "Purchase Agreement") and (b) receipt by the Company of the Offering Amount, the Company may conduct a Closing. Paramount agrees to use its reasonable best efforts to assist the Company in causing a Closing to occur as soon as practicable following execution of Purchase Agreements by the parties thereto. Prior to such Closing, all amounts shall be held in escrow for the benefit of investors by an escrow agent reasonably acceptable to the Company and Paramount.

         4. (a) Subject to the terms herein, the Company will, as soon as practicable, but not later than 30 days after the Closing Date (the "Outside Filing Date") (a) file a shelf registration statement (the "Shelf Registration Statement") with respect to (i) the resale of the shares of Common Stock sold in the Offering and (ii) the shares of Common Stock issuable upon exercise of the Paramount Warrants (as defined below) and (together, the "Registrable Capital Stock") with the SEC and use its best efforts to have such Shelf Registration Statement declared effective by the SEC prior to the date which is 90 days after the Closing Date and (b) cause such Shelf Registration Statement to remain effective until the earlier of (a) such date as the holders of the securities have completed the distribution described in the Shelf Registration Statement or at such time that such shares are no longer, by reason of Rule 144(k) under the Securities Act, required to be registered for the sale thereof by such holders and (b) two years from the effective date of such Shelf Registration Statement.

         (b) Subject to the terms herein, in the event that the Shelf Registration Statement is not filed by the Outside Filing Date the Company shall, for no additional consideration, pay to each investor as liquidated damages and not as a penalty an amount in cash equal to one percent (1%) of the amount invested by such investor for each 30 day period in which the Shelf Registration Statement remains unfiled; PROVIDED, HOWEVER, that in no event shall the amount of liquidated damages payable by the Company to any investor exceed twelve (12%) of the amount invested by such investor.

     (c) The Outside Filing Date shall be extended by at least 5 business days from the date that the Company has received all such information that the Company has requested in writing for use in the Shelf Registration Statement; provided that the Company agrees to request such information within 10 days from the Closing Date.

     5. Prior to the effective date of the Shelf Registration Statement, the Company will file a listing application for (a) the shares of Common Stock sold in the Offering and (b) the Common Stock issuable upon exercise of the Paramount Warrants (as defined below) with the Nasdaq National Market.



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     6. Paramount will receive cash commissions equal to seven percent (7%) of the aggregate gross proceeds received by the Company in the Offering (the "Cash Commissions"). Paramount may, in its discretion, retain others, who shall be members in good standing of the National Association of Securities Dealers, Inc. ("NASD"), to act as selected dealers in placing the Common Stock. Such other others will be compensated by Paramount out of its commissions. The Company has advised Paramount that no person is entitled, directly or indirectly, to compensation from the Company for services as a finder in connection with the proposed Offering or any other transaction contemplated by this Finders Agreement.

     7. Pending completion of the Offering and for a 30 day period thereafter, the Company will not issue press releases with respect to the Offering or engage in other publicity without giving Paramount advance copies of any such releases. Other than as a result of stock splits, during the 12 month period following the completion of the Offering, the Company will not lower the exercise price or conversion price of any options, warrants or convertible securities currently outstanding without the prior written consent of Paramount. The Company shall not use the name of Paramount or any officer, director, employee or shareholder without the express written consent of Paramount and such person other than as required by applicable law, the rules and regulations of the United States Securities and Exchange Commission and the NASD.

     8. The Company shall be responsible for and shall bear all out of pocket expenses incurred by Paramount in connection with the Offering including the Paramount's legal fees, such fees and expenses not to exceed $75,000 (the "Expense Allowance"). The Company shall pay to Paramount an amount equal to $5,000 as a retainer, which shall be due and payable upon execution of this Finder's Agreement and which shall be creditable against the Expense Allowance, to cover the cost of the Paramount's mailing, telephone, telegraph, travel, due diligence meetings and other similar expenses including legal fees of Paramount's counsel (other than legal fees in connection with blue sky matters as to which fees the Company shall be responsible). Such prepaid expense allowance shall be non-refundable.

     9. Upon consummation of the Offering contemplated hereby, the Company will, in consideration of the services rendered by Paramount in connection with the Offering, issue to Paramount and/or its designees for no additional consideration (provided that such issuances shall in all events be made in compliance with applicable securities laws, including compliance with the rules governing exemption from registration requirements of the Act), warrants (the "Paramount Warrants") to acquire a number of shares of Common Stock equal to five percent (5%) of the number of shares of Common Stock sold in the Offering, exercisable for a period of five (5) years commencing six (6) months after the closing of the Offering at an exercise price equal to 110% of the price per share of Common Stock sold in the Offering. The Paramount Warrants cannot be transferred, sold, assigned or hypothecated for six (6) months except that they may be assigned in whole or in part during such period to any NASD member participating in the Offering or any officer or employee of Paramount or any such NASD member. The Paramount Warrants will contain a cashless exercise feature, anti-dilution protection and the right to have the Common Stock issuable upon exercise thereof (including the Warrants issuable upon exercise of the Paramount Warrants) included on the Shelf Registration



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Statement. For purposes of clarification, the Company agrees that for a period of 12 months from the Closing Date, the Paramount Warrants shall provide for protection against dilution as a result of issuances by the Company of common stock, or securities convertible into or exercisable for common stock, at a price per share less than the average closing bid price for the five (5) days preceding any such issuance.

     10. Paramount shall be entitled to receive the Cash Commissions described in paragraph 6 and the Paramount Warrants described in paragraph 9 in the event that any investor (a) who is or has been introduced to the Company by Paramount and (b) who has been identified in writing to the Company prior to making an investment and (c) with whom Paramount has had discussions regarding an investment in the Company makes an investment in the Company during the 12-month period following the Closing Date. Paramount will provide the Company with a list of such introduced investors on the Closing Date. In addition, the Company shall in all events be responsible for Paramount's reasonable out of pocket expenses in connection with any such investment.

     11. The Company shall not use any proceeds from the Offering to repay any indebtedness of the Company, including, but not limited to, any indebtedness to current executive officers or principal stockholders of the Company, but excluding accounts payable incurred in the ordinary course.

     12. (a) Unless required by law, any services and advice rendered by Paramount pursuant to this Agreement (and the existence of this Agreement) shall not be disclosed publicly in any manner without Paramount's prior written approval and shall be treated by the Company as confidential information.

         (b) Confidential Information shall mean any information disclosed by one party to the other party hereunder (in writing or verbally, whether or not specifically marked confidential), including, without limitation, the terms of this Agreement, all commercially valuable, proprietary or confidential information with respect to the Company's business, products or operations disclosed by the Company to Paramount, which includes financial information, marketing plans, strategies and other valuable business information. Confidential Information shall also include any financial advice provided hereunder by Paramount to the Company. Notwithstanding anything to the contrary in this Section 12, Confidential Information shall not include: (i) information that is in or enters the public domain without breach of this Agreement; (ii) information lawfully received from a third party without restriction on disclosure and without breach of a nondisclosure obligation; (iii) information that is developed independently by a party which party can prove with written evidence; and (iv) information that is required by judicial or administrative order or by governmental authority to be disclosed, provided that the party from whom disclosure is sought uses reasonable efforts to notify the other of such requirement so that the other may seek to make such disclosure subject to a protective order or confidentiality agreement.


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         (c) The Company agrees to limit disclosure of the Confidential
Information only to those of its officers, employees, agents, affiliates and consultants as the Company considers necessary, provided that each such officer, employee, agent, affiliate or consultant of the Company shall be similarly bound by the confidentiality obligations contained herein. The Company shall take all reasonable commercial steps to prevent the disclosure of the Confidential Information as it would to protect its own confidential or proprietary information. This obligation shall be binding upon the Company and shall continue for a period during the term of this Agreement and for a period of five
(5) years thereafter.

         (d) Paramount agrees to limit disclosure of the Confidential Information only to those of its officers, employees, agents, affiliates and consultants as Paramount considers necessary to render its services under this Agreement, provided that each such officer, employee, agent, affiliate or consultant of Paramount shall be similarly bound by the confidentiality obligations contained herein. Paramount shall take all reasonable steps to prevent the disclosure of the Confidential Information as it would to protect its own confidential or proprietary information. Paramount understands and agrees that to the extent Paramount receives Confidential Information which is material and non-public relating to the Company, Paramount shall be deemed to be an "insider" for purposes of United States securities laws and shall be prohibited from selling, purchasing or otherwise trading in the securities of the Company until public disclosure of such material non-public information. Paramount may rely, without independent verification, on the accuracy and completeness of any written information furnished to Paramount by the Company, subject to its obligations under the securities laws and herein. This obligation shall be binding upon Paramount and shall continue for a period during the term of this Agreement and for a period of five (5) years thereafter.

     13. Paramount shall be entitled to rely on the representations, warranties and covenants of the Company as set forth in any Purchase Agreement or other document used by the Company in connection with or otherwise related to the Offering, including without limitation the legal opinion of counsel to the Company. Further, Paramount reserves the right to conduct legal, business and financial due diligence of the Company to the extent that Paramount, in its sole discretion, deems it necessary and appropriate.

     14. (a) The Company agrees to indemnify and hold harmless Paramount and its respective partners, shareholders, directors, officers, agents, advisors, representatives, employees, counsel and controlling persons within the meaning of the Act (a "Paramount Indemnified Party") against any and all losses, liabilities, claims, damages and expenses whatsoever (and all actions in respect thereof), and to promptly reimburse any such Paramount Indemnified Party for the reasonable legal fees and related expenses as incurred (including, but not limited to the costs of giving testimony or furnishing documents in response to a document request, a subpoena or otherwise, the costs of investigating, preparing, pursuing or defending any such action or claim whether or not pending or threatened and whether or not any Paramount Indemnified Party is a party thereto), insofar as such losses, liabilities, claims, damages or expenses arise out of, relate to, are in incurred in connection with or are in any way a result of or relate to this Agreement or the matters contemplated by this Agreement; PROVIDED HOWEVER that



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the Company shall not be liable to a Paramount Indemnified Party hereunder to the extent that any loss, claim, damage, liability or expense is found in final judgment by a court or arbitrator to have resulted from a Paramount Indemnified Party's malfeasance, bad faith or negligence; and PROVIDED FURTHER that in no event shall the Company's liability under this Section 14 exceed the aggregate amount of fees paid by the Company to Paramount hereunder.

         (b) Paramount agrees to indemnify and hold harmless the Company and its respective partners, shareholders, directors, officers, agents, advisors, representatives, employees, counsel and controlling persons within the meaning of the Securities Act (a "Company Indemnified Party") against any and all losses, liabilities, claims, damages and expenses whatsoever (and all actions in respect thereof), and to promptly reimburse any such Company Indemnified Party for reasonable legal fees and related expenses as incurred (including, but not limited to the costs of giving testimony or furnishing documents in response to a document request, a subpoena or otherwise, the costs of investigating, preparing, pursuing or defending any such action or claim whether or not pending or threatened and whether or not any Paramount Indemnified Party is a party thereto), insofar as such losses, liabilities, claims, damages or expenses arise out of, relate to, are in incurred in connection with or are in any way a result of or relate to Paramount's gross negligence or willful misconduct in the performance of the services pursuant to this Agreement; PROVIDED HOWEVER that Paramount shall not be liable hereunder to the extent that any loss, claim, damage, liability or expense is found in final judgment by a court or arbitrator to have resulted from a Company Indemnified Party's malfeasance, bad faith or negligence; and PROVIDED FURTHER that in no event shall Paramount's liability under this Section 14 exceed the aggregate amount of fees paid by the Company to Paramount hereunder.

         (c) The indemnification provisions of this Section 14 shall be the sole and exclusive remedies of the parties hereto with respect to any claims arising hereunder by one party against the other party hereunder, except that any claim by one party against the other party under this Agreement for an intentional and material breach of Section 12 hereunder or a claim based on fraud, bad faith or gross negligence shall not be limited to the remedies and limitations of this
Section 14.

     15. This Agreement shall continue for a term of sixty (60) days from the date hereof, subject to the right of the Company to extend the term for up to an additional thirty (30) day period, provided that good-faith negotiations are continuing with investors to complete the Offering. Notwithstanding the foregoing, Paramount may terminate this Agreement at any time prior to the closing of the Offering in its sole discretion, with or without cause, and without liability whatsoever to the Company. Paragraphs 8, 10, 12, 13, 14, 15, 16, 18, 19 and 20of this Agreement shall remain operative and in full force and effect regardless of any expiration or termination of this Agreement by the Company.



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     16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. The parties hereby irrevocably submit to the exclusive jurisdiction of the Courts of the State of New York.

     17. This Agreement shall be binding upon and inure to the benefit of Paramount and the Company and each of their successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other.

     18. Paramount may, in its sole judgment and discretion, determine to terminate this Agreement. The Company may in its sole judgment and discretion, determine at any time not to proceed with the Offering; provided, however, that in the event of such a termination, the Company shall pay to Paramount a fee (the "Break-up Fee") equal to $100,000 (in addition to Paramount's reasonable out of pocket expenses (for which the Company shall in all events remain liable)).

     19. Nothing herein shall restrict or otherwise limit Paramount from performing similar or dissimilar services for any other party or for its own account. The provisions of this paragraph 19 shall be enforceable to the fullest extent permitted by law.

     20. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes any prior agreements or understandings, oral or written, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Company and Paramount.



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If the foregoing conforms to your understanding, please sign, date and return to us the enclosed copy of this letter.

                                     Very truly yours,

                                     PARAMOUNT CAPITAL, INC.

                                     By:  /S/ LINDSAY ROSENWALD
                                          ---------------------------------
                                     Name:    Lindsay A. Rosenwald, M.D.
                                     Title:   Chairman

The foregoing is in conformity with our understanding:

REPLIGEN CORP.

By:  /S/ WALTER C. HERLIHY
     -----------------------------------------
Name:    Dr. Walter C. Herlihy
Title:   President and Chief Executive Officer




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